DIAMANT ART CORPORATION
(Formerly A.R.T. International Inc.)
Consolidated Financial Statements
(Canadian Dollars)
November 30, 2005

DIAMANT ART CORPORATION
(Formerly A.R.T. International Inc.)

INDEX

November 30, 2005

INDEPENDENT AUDITORS' REPORT

To the Directors and Shareholders of
DIAMANT ART CORPORATION
(Formerly known as A.R.T. International Corporation)

We have audited the consolidated balance sheets of DIAMANT ART CORPORATION as at November 30, 2005 and 2004 and the consolidated statements of loss, shareholders' deficiency and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company, as at November 30, 2005 and 2004, and the results of its operations and cash flows for each of the years then ended, in accordance with Canadian generally accepted accounting principles.

/s/ Danziger & Hochman

Toronto, Ontario	Chartered Accountants
May 10, 2006

Comments by Auditors for U.S. Readers on Canada - United States Reporting Difference

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in Note 1 to the financial statements. Our report to the directors dated May 10, 2006, is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.

/s/ Danziger & Hochman

Toronto, Ontario	Chartered Accountants
May 10, 2006

AUDITORS' REPORT

To the Shareholders of
ART International Corporation
(Formerly A.R.T. International Inc.)

We have audited the consolidated balance sheet of ART International Corporation (formerly A.R.T. International Inc.) as at November 30, 2003 and 2002 and the statements of loss, shareholders' deficiency and cash flows for each of the years in the three-year period ended November 30, 2003, 2002 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at November 30, 2003 and 2002 and the results of its operations and its cash flows for each of the years in the three-year period ended November 30, 2003, 2002 and 2001 in accordance with Canadian generally accepted accounting principles.

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events, such as the going concern uncertainty described in Note 3 to the financial statements. Our report to the shareholders dated February 20, 2004 is expressed in accordance with Canadian and United States reporting standards. Canadian reporting standards do not permit a reference to such events and conditions in the auditors' report when they are adequately disclosed in the financial statements.

/ s / Armstrong, Szewczyk & Tobias

Toronto, Ontario	CHARTERED ACCOUNTANTS
February 20, 2004

DIAMANT ART CORPORATION		Statement I
(Formerly known as Art International Corporation)
Consolidated Balance Sheets
As at November 30, 2005
(Canadian Dollars)

	2005	2004

ASSETS
CURRENT
Cash	$ 10,174	$ -
Accounts receivable	26,736	8,555
Inventories (note 3)	134,216	34,974
Prepaid expenses and deposits	10,648	10,375
	181,774	53,904
PROPERTY AND EQUIPMENT (note 4)	20,828	17,971
OTHER
Patents and art reproduction rights (note 1c)	-	1
	$ 202,602	$ 71,876

LIABILITIES
CURRENT
Bank indebtedness	$ -	$ 102
Accounts payable and accrued liabilities	487,130	641,028
Notes payable (note 5)	718,469	692,870
	1,205,599	1,334,000

SHAREHOLDERS' DEFICIENCY
SHARE CAPITAL (note 7)
COMMON SHARES 543,610,914 (2004-80,510,914)	11,810,719	10,595,219
CLASS "C" COMMON SHARES Nil; (2004 - Nil)	-	-
ADVANCE SHARE SUBSCRIPTIONS (note 6)	658,000	1,115,500
	12,468,719	11,710,719
CONTRIBUTED SURPLUS	11,775,000	11,775,000
DEFICIT - Statement III	(25,246,716)	(24,747,843)
	(1,002,997)	(1,262,124)
	$ 202,602	$ 71,876

Description of business and going concern (note 1)
Contingent liability (note 16)
Commitment (note 10)

APPROVED ON BEHALF OF THE BOARD

/s/ Michel Van Hereweghe, Director	/s/ Simon Meredith, Director

{See accompanying notes.}	Page 3

DIAMANT ART CORPORATION			Statement II
(Formerly A.R.T. International Corporation)
Consolidated Statements of Loss
For the Year Ended November 30, 2005
(Canadian Dollars)

	2005	2004	2003
			(Restated)
			(Note 9)

REVENUE	$31,932	$62,066	$83,450

COSTS OF GOODS SOLD	261,432	209,353	218,956

GROSS (LOSS)	(229,500)	(147,287)	(135,506)

Selling, general and administrative	223,218	211,813	274,829

Foreign exchange loss (gain)	(19,175)	(75,761)	(165,546)
Loan interest	40,955	41,045	40,921
Amortization	24,375	4,493	5,616

	269,373	181,590	155,820

NET LOSS FOR THE YEAR	($498,873)	($328,877)	($291,326)

NET LOSS PER COMMON
SHARE	($0.003)	($0.020)	($0.169)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES	171,894,325	16,623,078	1,720,778

{See accompanying notes.}	Page 4

DIAMANT ART CORPORATION				Statement III
(Formerly A.R.T. International Corporation)
Consolidated Statement Shareholders' Deficiency
For the Year Ended November 30, 2005
(Canadian Dollars)

		Class "C"
	Common	Common	Contributed	Accumulated
	Shares	Shares	Surplus	Deficit

Balance, November 30, 2002	$ 10,495,217	$ 100,001	$ 11,775,000	($ 24,127,639)

Conversion of Class "C" shares to common shares	6,950	(6,950)	-	-
Net loss	-	-	-	(291,326)

Balance, November 30, 2003	10,502,167	93,051	11,775,000	(24,418,965)

Conversion of Class "C" shares to common shares	93,051	(93,051)	-	-
Stock dividend	1	-	-	-
Net loss	-	-	-	(328,877)

Balance, November 30, 2004	10,595,219	-	11,775,000	(24,747,843)

Issue of Class "C" common shares	-	1,215,500	-	-
Conversion of Class "C" shares to common shares	1,215,500	(1,215,500)	-	-
Net loss	-	-	-	(498,873)

Balance, November 30, 2005	$ 11,810,719	$ -	$11,775,000	($25,246,716)

{See accompanying notes.}	Page 5

DIAMANT ART CORPORATION			Statement IV
(Formerly A.R.T. International Corporation)
Consolidated Statements of Cash Flows
For the Year Ended November 30, 2005
(Canadian Dollars)

	2005	2004	2003
			(Restated)
			(Note 9)

OPERATING ACTIVITIES
Net loss for the year	($ 498,873)	($ 328,877)	($ 291,326)
Adjustments for items not affecting cash
Amortization	24,375	4,493	5,616

	(474,498)	(324,384)	(285,710)
Changes in non-cash working capital components
Accounts receivable	(18,181)	102	9,165
Inventories	(99,242)	13,471	19,957
Prepaid expenses and deposits	(273)	-	(2,470)
Accounts payable and accrued liabilities	(153,898)	(113,740)	9,668

CASH (USED IN) OPERATING ACTIVITIES	(746,092)	(424,551)	(249,390)

FINANCING ACTIVITIES
Issuance of common shares	1,215,500	-	-
Advance of share subscription	(457,500)	440,500	321,000
Notes payable	25,599	(25,153)	(97,668)

CASH PROVIDED BY FINANCING ACTIVITIES	783,599	415,347	223,332

INVESTING ACTIVITIES
Purchase of property and equipment	(27,231)	-	-

NET INCREASE (DECREASE) IN CASH	10,276	(9,204)	(26,058)

CASH (INDEBTEDNESS), BEGINNING OF YEAR	(102)	9,102	35,160

CASH (INDEBTEDNESS), END OF YEAR	$ 10,174	($ 102)	$ 9,102

Supplemental disclosure
Income taxes paid	$ -	$ -	$ -
Interest paid	$ -	$ -	$ -

{See accompanying notes.}	Page 6

DIAMANT ART CORPORATION
(Formerly A.R.T. International Corporation)
Notes to the Consolidated Financial Statements
November 30, 2005
(Canadian Dollars)

1.      DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND GOING CONCERN

The Company was incorporated in Canada on June 24, 1986 through the Ontario Business Corporations Act. The Company's operates two business segments.

The Company manufactures replications of oil paintings using a proprietary process, whereby the brush strokes and surface texture of the original paintings are reproduced by molding a plastic sheet and fusing it to a canvas backing. The replications are marketed as Artagraphs and have been sold through a variety of distribution channels. Currently, the Company is totally reliant on the efforts of third parties to market and sell the Artagraph product line.

The Company secured a 5 year agreement for the exclusive marketing and distribution rights to Diamant Film, a proprietary non-PVC plastic stretch film. The stretch film can be utilized in a number of markets including the food and drug, and also as a pallet wrapping. The applicable territories the Company acquired exclusivity in are: Canada, Bahamas, Mexico, the United States of America, South Korea and the Territory of The Peoples Republic of China. The Company has engaged two United States corporations to market, sell and distribute Diamant Film on an exclusive basis to the food processing, wholesale and military U.S. markets.

These consolidated financial statements have been prepared in accordance with Canadian GAAP and reflect the accounts of the Company and its' wholly-owned subsidiaries Diamant Film Inc. and Bio-Plastics Inc., which were incorporated in March 2004 and September 2005 respectively. All intercompany transactions and balances have been eliminated on consolidation.

Going Concern

The financial statements of the Company have been prepared on a going concern basis which contemplates the realization of assets and discharge of obligations in the normal course of business as they come due. No adjustments have been made to assets or liabilities in these financial statements should the Company not be able to continue normal business operations.

The Company has incurred several years of losses and during 2005, utilized $746,092 of cash in operations. At November 30, 2005, the Company reported a deficit of $25,246,716 and continues to expend cash amounts that significantly exceed revenues. These conditions cast substantial doubt as to the ability of the Company to continue in business and meet its obligations as they come due.

DIAMANT ART CORPORATION
(Formerly A.R.T. International Corporation)
Notes to the Consolidated Financial Statements
November 30, 2005
(Canadian Dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)     Inventories

Inventories are valued at the lower of cost and market value. Cost is determined on a first-in, first-out basis.

b)    Property and Equipment

Property and equipment are recorded at cost less provision for amortization and impairment where indicated. Amortization is provided over the useful lives of these assets calculated as follows:

Equipment, furniture and fixtures	20% declining basis
Website	50% declining basis

c)     Other Assets

Art reproduction rights and patents are recorded at cost and are fully amortized.

In the past, at each balance sheet date, the Company reviewed the remaining benefit associated with the Artagraph patents to ensure that the Company will generate sufficient undiscounted cash flows to recover their carrying costs. In accordance with this policy, all patents at November 30, 1998 were written down to $1.

Effective November 30, 2005, the Company has determined that there is no reasonable basis of recovering its Artagraph patents since the Company remains delinquent on paying periodic patent fees. Similarly, the Company cannot sell product subject to reproduction rights fees, because the subject fees make any selling opportunity commercially unviable. Accordingly, the recorded balances, net $1, of cost and amortization were written off at November 30, 2005.

d)     Foreign Currency Translation

Foreign currency accounts are translated into Canadian dollars as follows:

At the transaction date, each asset, liability, revenue and expense of the transaction is translated into Canadian dollars by the use of the exchange rate in effect at that date. At the year-end date, monetary assets and liabilities are translated into Canadian dollars using the exchange rate then in effect.

DIAMANT ART CORPORATION
(Formerly A.R.T. International Corporation)
Notes to the Consolidated Financial Statements
November 30, 2005
(Canadian Dollars)

2.          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

e)     Taxes Payable

Income taxes are recorded using the liability method. Future income and deduction amounts arise due to temporary differences between the accounting and income tax bases of the Company's assets and liabilities. Future income tax assets and liabilities are measured using substantively enacted income tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in income tax rates is recognized in the period that includes the date of substantive enactment. Valuation allowances are provided to the extent that realization of such benefits is considered to be more unlikely than not.

f)      Revenue Recognition

Revenues and cost of sales are recognized as title to products and material passes to the customer. Title passes when the product is shipped to the customer and all sales invoices stipulate the terms and conditions, i.e. "free on board" and "at the Company's premises".

g)     Financial Instruments

The Company's financial instruments consist of cash, accounts receivable, inventory, prepaid expenses, accounts payable and notes payable. The fair value approximates their carrying value.

h)     Use of Estimates

The preparation of the consolidated financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenue and expenses during the year. Actual amounts could differ from those estimates.

i)      Loss Per Share

Basic loss per share is calculated on the weighted average number of common shares outstanding during the year.

DIAMANT ART CORPORATION
(Formerly A.R.T. International Corporation)
Notes to the Consolidated Financial Statements
November 30, 2005
(Canadian Dollars)

3.     INVENTORIES

Inventories consist of the following:

	2005	2004

Finished goods, non-PVC stretch film	$ 134,216	$ -
Finished goods, Artagraph	-	26,374
Raw materials, Artagraph	-	8,600
	$ 134,216	$ 34,974

At November 30, 2005, due to the uncertainty that the Company can sell the Artagraph product in the normal course of business, the Company has written-off the balance of finished goods and raw materials inventories.

4.     PROPERTY AND EQUIPMENT

		2005		2004
		Accumulated	Net Book	Net Book
	Cost	Amortization	Value	Value
Equipment, furniture and fixtures	$ 358,821	$ 351,608	$ 7,213	$ 17,971
Website	27,231	13,616	13,615	-
	$ 386,052	$ 365,224	$ 20,828	$ 17,971

5.     NOTES PAYABLE

The notes payable bear interest at 10% and are secured by a general security agreement over all the assets of the company.

As the Company has not made timely principal or interest payments, the notes are considered to be in default. Under the terms of the original security agreement, the notes payable shall, at the option of the lenders, become immediately due and payable without notice or demand.

	2005	2004

Principal	$ 367,574	$ 373,590
Accrued interest	350,895	319,280
	$ 718,469	$ 692,870

DIAMANT ART CORPORATION
(Formerly A.R.T. International Corporation)
Notes to the Consolidated Financial Statements
November 30, 2005
(Canadian Dollars)

6.     ADVANCE SHARE SUBSCRIPTIONS

The Company accumulates advances of share subscriptions received under its Regulation "S" offerings until the subject offerings are closed. Under the subscription agreement terms, cash proceeds received are not subject to escrow pending receipt of any minimum proceeds. All cash received by the Company is immediately available for use by the Company. Any subscriptions advanced to the Company are reported as advance share subscriptions until such time as the Company closes off subscriptions and issues the shares.

Balance, November 30, 2003	$ 675,000
Advances	440,500
Balance, November 30, 2004	1,115,500
Advances	758,000
Issuance of Class "C" common shares	(1,215,500)
Balance, November 30, 2005	$ 658,000

On December 5, 2005, the Company issued 5,000,000 Class "C" common shares at $0.10 for a total consideration of $500,000.

7.     SHARE CAPITAL

a)     Authorized

The shareholders authorized an unlimited number of Class "B" preference shares. These shares are non-voting, retractable at the option of the Company at the amount paid up thereon and have a non-cumulative preferential dividend of $0.10 per share in priority to all other shares of the Company. In the event of dissolution, these shares are entitled to receive the greater of $1.00 per share or the amount paid up thereon in priority to all other shares of the Company. No Class "B" shares have been issued;

The shareholders authorized an unlimited number of Class "C" common shares. Each Class "C" common share has 100 votes and a non-cumulative dividend right of $0.01 which is payable only in the event that the annual dividends required in respect of the senior shares of the Company, including Class "B" preference shares and common shares, have been paid. In the event of dissolution, these shares are entitled to receive the greater of $0.01 per share or the amount paid up thereon in priority to the common shares and no share of any further distribution; and

The shareholders authorized an unlimited number of common shares with no par value.

DIAMANT ART CORPORATION
(Formerly A.R.T. International Corporation)
Notes to the Consolidated Financial Statements
November 30, 2005
(Canadian Dollars)

7.     SHARE CAPITAL (continued)

b)    Issued

Common shares

Outstanding shares at November 30, 2003	3,035,457
Share converted from Class "C" common shares	37,220,000
Stock dividend	40,255,457
Outstanding shares at November 30, 2004	80,510,914
Share converted from Class "C" common shares	463,100,000
Outstanding shares at November 30, 2005	543,610,914

Class "C" common shares

Outstanding shares at December 1, 2003	372,200
Shares converted into common shares	372,200
Outstanding shares at November 30, 2004	-
Shares issued from treasury	4,631,000
Shares converted into common shares	4,631,000
Outstanding shares at November 30, 2005	-

On January 12, 2005, the Company closed a Regulation "S" offering, under which the Company had sold 231,000 restricted shares of Class "C" common stock. The consideration received by the Company for the sale of the shares was a total of $115,500.

On February 25, 2005, the Company closed a second Regulation "S" offering, under which the Company had sold 4,400,000 restricted shares of Class "C" common shares. The consideration received for the sale of these shares was a total of $1,100,000.

During the succeeding period ending November 30, 2005, shareholders of 4,631,000 Class "C" common shares converted their holdings into 463,100,000 common shares.

DIAMANT ART CORPORATION
(Formerly A.R.T. International Corporation)
Notes to the Consolidated Financial Statements
November 30, 2005
(Canadian Dollars)

8.     INCOME TAXES

The Company has tax non-capital loss carryforwards of approximately $2,776,253. If unused, the tax losses will expire as follows:

2006	88,687
2007	534,508
2008	481,938
2009	488,555
2010	285,710
2011	397,982
2012	498,873
$2,776,253

The Company's computation of income tax recovery is as follows:

	2005	2004	2003

Loss before income taxes	($498,873)	($328,877)	($ 291,326)
Statutory income tax rate	36.12%	36.12%	35.12%
Income tax recovery at statutory rate	(180,193)	(118,790)	(102,313)
Valuation allowance	180,193	118,790	102,313

Income tax expense	$ -	$-	$ -

Components of the Company's net future income tax assets are:

Non capital losses ($2,776,253 X 0.3612)	$1,002,783	$986,126	$1,167,843
Valuation allowance	(1,002,783)	(986,126)	(1,167,843)

Net future income tax asset	$ -	$ -	$ -

DIAMANT ART CORPORATION
(Formerly A.R.T. International Corporation)
Notes to the Consolidated Financial Statements
November 30, 2005
(Canadian Dollars)

9.     RESTATEMENT OF PRIOR PERIOD

Certain comparative amounts for 2003 have been restated to reflect the correction of errors identified as follows:

The Company understated its' foreign exchange gain in the amount of $129,168 and overstated the cumulative translation account in shareholder deficit by $129,168. As a result of this restatement, net loss was decreased by $129,168 and the cumulative translation account was decreased by $129,168 with no overall change to the shareholder deficit.

10.    LEASE COMMITMENT

Under a long-term lease expiring January 31, 2009, the Company is obligated for minimum future lease payments, net of occupancy costs, for office, showroom and factory premises as follows:

Fiscal Year Ending	Amount

2006	$ 80,704
2007	81,676
2008	81,676
2009	13,613
$257,669

11.    COMPARATIVE FIGURES

Prior year figures have been reclassified to conform to current financial statement presentation.

12.    DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES

This reconciliation only covers measurement issues and not disclosure issues pursuant to the rules and regulations of the Securities and Exchange Commission.

The consolidated financial statements of the Company for the years ended November 30, 2005, 2004 and 2003 have been prepared in accordance with generally accepted accounting principles as applied in Canada ("Canadian GAAP"). In the following respects, generally accepted accounting principles as applied in the United States ("U.S. GAAP") differ from those applied in Canada.

DIAMANT ART CORPORATION
(Formerly A.R.T. International Corporation)
Notes to the Consolidated Financial Statements
November 30, 2005
(Canadian Dollars)

12.    DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES (continued)

The significant adjustments which are described below would be required in a consolidated financial statement to comply with U.S. GAAP.

a)     In prior years, issue costs of the shares following Canadian GAAP were treated as a reduction of capital. These principles differ from U.S. GAAP following SFAS7, which states that the share issue costs can be treated as an expense in the period.

b)     For the last three years, there have been foreign exchange gains which following Canadian GAAP is treated as a recovery of expenses in the period it is incurred. Following U.S. GAAP, the foreign exchange gain (loss) would be recorded through comprehensive income in the equity section.

The effect of such differences on the Company's balance sheet and statement of loss would be as follows:

		2005	2004	2003

a)	Capital stock - Canadian GAAP	$11,810,719	$10,595,218	$10,595,218
	Share issue cost	2,041,543	2,041,543	2,041,543

	Capital stock - U.S. GAAP	$13,852,262	$12,636,761	$12,636,761

b)	Accumulated deficit - Canadian GAAP	$25,246,716	$24,747,843	$24,418,965
	Share issue cost	2,041,543	2,041,543	2,041,543

	Accumulated deficit - U.S. GAAP	$27,288,259	$26,789,386	$26,460,508

c)	Comprehensive income - Canadian GAAP	$ -	$ -	$ -
	Foreign exchange gain	19,175	75,761	165,546

	Comprehensive income - U.S. GAAP	$ 269,862	$ 250,687	$ 174,926

DIAMANT ART CORPORATION
(Formerly A.R.T. International Corporation)
Notes to the Consolidated Financial Statements
November 30, 2005
(Canadian Dollars)

12.    DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES (continued)

Statement of Loss	2005	2004	2003

Net loss - Canadian GAAP	$498,873	$328,877	$291,326
Foreign exchange gain	19,175	75,761	165,546

Net loss - U.S. GAAP	$518,048	$404,638	$456,872

Net loss per share - U.S. GAAP	($0.003)	($0.024)	($0.265)

Contributed Surplus

There is a difference between U.S. GAAP and Canadian GAAP for contributed surplus with respect to terminology. Under U.S. GAAP, contributed surplus is called "additional paid in capital".

Accounting For Future (Deferred) Income Taxes

The significant differences between U.S. GAAP and Canadian GAAP in the accounting for future income taxes relate to the treatment of proposed changes in income tax rates and terminology. Under Canadian GAAP, future income tax assets and liabilities are measured using substantively enacted tax rates and laws expected to apply when the differences between the accounting basis and tax basis of assets and liabilities reverse. Under U.S. GAAP, future income tax assets and liabilities are called deferred income tax assets and liabilities and are measured using only currently enacted tax rates and laws. As at November 30, 2005, 2004 and 2003, the difference in rate determination did not result in any adjustment from Canadian to U.S. GAAP since any deferred tax assets were not considered more likely than not to be realized and, accordingly, a full valuation allowance was recorded on such assets.

13.   SUBSEQUENT EVENTS

Subsequent to the year ended November 30, 2005, the Company completed two Regulation "S" offerings. The first Regulation "S" closed on December 19, 2005 and was for 5,000,000 restricted Class "C" common shares for consideration of $500,000 (or $0.10 per share). The second Regulation "S" offering closed on February 23, 2006 and was for 3,000,000 restricted Class "C" common shares for total consideration of $300,000 (the price per share was $0.10). The restricted Class "C" common shares are convertible at the owners option into one hundred (100) restricted, subject to the Regulation "S" hold period, common shares per one (1) Class "C" common share.

DIAMANT ART CORPORATION
(Formerly A.R.T. International Corporation)
Notes to the Consolidated Financial Statements
November 30, 2005
(Canadian Dollars)

14.   RELATED PARTY TRANSACTIONS

In November 1994, the Company entered into a five year services agreement with The Merrick Group Limited ("Merrick"), a company beneficially owned by the President and Chief Operating Officer. Under the terms of the contract, the President provides management services to the Company for up to 100 hours per month. The agreement has lapsed and services continue under a month-to-month basis. During the year ended November 30, 2005, the Company paid $39,000 (2004 - $39,000) to Merrick. At the year end November 30, 2005, the Company owed Merrick $55,595 (2004 - $94,595).

The Company's wholly-owned subsidiary, Diamant Film Inc., has a month-to-month agreement with Technopac 2000 Inc., a company beneficially owned by the President of Diamant Film Inc. Under the terms of the agreement, the President provides marketing services. During the year ended November 30, 2005, the subsidiary paid Technopac $60,000 (2004 - $Nil). Approved out-of-pocket costs incurred by the President, relating to travel and marketing, are reimbursed by the subsidiary.

15.    SEGMENTED INFORMATION

The Company operates in two business segments: fine art reproductions marketed as Artagraphs; and, the Company has acquired the exclusive marketing and distribution rights to Diamant Film, used primarily in food-wrapping.

All sales revenues of the Company originate from the sale of Artagraphs.

The Diamant Film business is in a pre-marketing stage, providing samples to prospective customers in the wholesale food industries. Total operating costs of Diamant Film, relating to marketing expenses and samples cost were approximately $190,000 (2004 - $94,000).

16.    CONTINGENT LIABILITY

The Company does not maintain insurance coverage over its assets or operations nor on behalf of its directors.